Exhibit 5

[LETTERHEAD OF WELLS FARGO & COMPANY LAW DEPARTMENT]

January 2, 2009

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, of 15,000,000 shares of its common stock, par value $1-2/3 per share (the “Shares”) that may be issued by the Company under the Wachovia Savings Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. In my capacity as Senior Counsel of the Company I advise you that in my opinion:

1.	Wells Fargo is a corporation duly organized and existing under the laws of the state of Delaware.

2.	The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Kaukol
Robert J. Kaukol
Senior Counsel
Wells Fargo & Company